Exhibit 10.6

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (the "Agreement") is made and entered into this   23rd   day of October 2013, by and between American Doctors Online, Inc., a Delaware corporation ("ADOL" or the "Company"), and Dr. Paul Bulat (the "Assignor").

RECITALS

WHEREAS, Assignor owns the patent rights set forth on Schedule 1 (collectively, the "New Patent Rights"); and

WHERAS, Assignor has previously assigned the patent rights identified on Schedule 2 (the “Prior Patents”) to the Company but believes that the consideration that he has received for those patent rights was inadequate;

WHEREAS, Assignor desires, subject only to receiving an adjustment to the consideration previously paid for the Prior Patents, to assign the entire right, title and interest in and to the New Patent Rights, and Assignee desires to acquire the entire right, title and interest in and to the New Patent Rights; and

WHEREAS, ADOL has filed with the Secretary of State of Delaware a certificate of designation for its Series A Convertible Preferred Stock in substantially the form presented to Assignor for review on October 10, 2013

WHEREAS, ADOL is willing to issue to Assignor upon execution of the patent assignment attached hereto as Exhibit A 3,500,000, (Three Million Five Hundred Thousand) shares of the Company's Series A Convertible Preferred; and

WHEREAS, the Assignor has agreed that this consideration will be sufficient to compensate him fairly for the New Patent Rights and to remedy any perceived unfairness in connection with the consideration paid for the Prior Patents;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

ASSIGNMENT AND AGREEMENT

1.	Assignment. Assignor hereby agrees to assign and transfer to ADOL the entire right, title and interest in and to the New Patent Rights as listed in Schedule 1 pursuant to an executed, notarized assignment in the form set forth at Exhibit A.

2.	Consideration. In consideration of the New Patent Rights and the further assurances of Assignor provided herein, ADOL shall issue to Assignor, promptly upon receipt of the executed assignment in the form of Exhibit A, 3,500,000, (Three Million Five Hundred Thousand) shares of the Company's Series A Convertible Preferred Stock, which shares shall be duly issued, fully-paid and non-assessable.
3.	Further Cooperation. At the reasonable request of ADOL, Assignor will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, as necessary or desirable for fully perfecting and conveying unto ADOL the benefit of the transaction contemplated hereby. To the extent that any conception and reduction to practice information is not provided to ADOL at the Closing, Assignor shall promptly respond to ADOL's requests for any such additional information that may exist, if needed by ADOL in connection with the prosecution and enforcement of the Patents.
4.	Conduct; Release of Claims. Assignor shall not engage in any act or conduct, or omit to perform any necessary act, the result of which would invalidate any portion of any of the Patents or render any portion of them unenforceable. Assignor agrees that the consideration to be paid at the Closing represents adequate consideration not only for the New Patent Rights, but also for any shortcoming in the consideration paid for the Prior Patents. Assignor therefore surrenders any claim he might have regarding the consideration paid for the Prior Patents and releases ADOL from any and all claims arising from the transactions by which the Prior Patents were assigned to ADOL.
5.	REPRESENTATIONS AND WARRANTIES OF ASSIGNOR Assignor hereby represents and warrants to ADOL as follows that as of the Closing:
5.1.	Authority. Assignor is a natural person and the sole inventor and owner of the Patents. Assignor has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out his obligations hereunder, including, without limitation, the assignment of the New Patent Rights to ADOL.
5.2.	Title and Contest. Assignor owns all right, title, and interest to the New Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents. The New Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or, to Assignor's knowledge, in progress relating in any way to the New Patent Rights. There are no existing binding contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the New Patent Rights. Assignor does not plan to and, in any event, will not seek protection under state, federal or international laws concerning bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating generally to creditors’ rights at any time between the Effective Date and a period of one hundred twenty (120) days following the Closing Date.
5.3.	Existing Licenses. After the Effective Date, none of Assignor or his affiliates, any prior owner, or any inventor will retain any rights or interest in the New Patent Rights. There are no existing licenses to the New Patent Rights.
5.4.	Validity and Enforceability. None of the Patents has ever been found invalid, unpatentable, or unenforceable for any reason in a final decision in any administrative, arbitration, judicial or other proceeding. To the extent "small entity" fees at the time of such payment were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay "small entity" fees and specifically had not licensed rights in any Patent to an Entity that was not a "small entity."
5.5.	Conduct. Assignor or its agents or representatives have not engaged in any act or conduct that constitutes patent misuse or misrepresented Assignor's or its Affiliates' patent rights to a standard-setting organization with respect to the Patents. There is no obligation imposed by a standards-setting organization on Assignor to license any of the Patents on particular terms or conditions.
5.6.	Fees. All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.
6.	.Miscellaneous. This Agreement shall be binding upon the parties hereto and their successors. This Agreement will be governed by and construed under the laws of the Commonwealth of Massachusetts, U.S.A., without regard to its conflicts-of-law principles. The provisions of this Agreement are severable. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will in no way be affected or impaired thereby. The parties agree that the recitals contained herein are incorporated by reference into this Agreement as representations of the party described in the recitals.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the   23   day of October 2013.

SCHEDULE 1
DESCRIPTION OF NEW PATENT RIGHTS

U.S. Patent application serial no. 12/870,341 filed 8/27/2010 entitled HEALTH CARE TRIAGE VIDEOCONFERENCING SYSTEM

U.S. Patent application serial no. 61/237,444 filed 8/27/2009 entitled HEALTH CARE TRIAGE VIDEOCONFERENCING SYSTEM

SCHEDULE 2
PRIOR PATENTS AND PATENT APPLICATIONS

U.S. Patent application serial no. 09/855,738 filed May 14, 2001, now U.S. Patent No. 6,638,218, entitled SYSTEM AND METHOD FOR DELIVERING MEDICAL EXAMINATION, DIAGNOSIS, AND TREATMENT OVER A NETWORK

U.S. Patent application serial no. 10/694,519 filed October 27, 2003, now U.S. Patent No. 7,011,629, entitled SYSTEM AND METHOD FOR DELIVERING MEDICAL EXAMINATION, TREATMENT, AND ASSISTANCE OVER A NETWORK

U.S. Patent application serial no. 11/321,332 filed December 29, 2005, now U.S. Patent No. 7,691,059, entitled SYSTEM AND METHOD FOR DELIVERING MEDICAL EXAMINATION, TREATMENT, AND ASSISTANCE OVER A NETWORK

U.S. Patent application serial no. 11/409,713 filed April 24, 2006, entitled SYSTEM AND METHOD FOR DELIVERING MEDICAL EXAMINATION, TREATMENT, AND ASSISTANCE OVER A NETWORK

U.S. Patent application serial no. 12/273,065 filed November 18, 2008, now U.S. Patent No. 7,970,633, entitled SYSTEM AND METHOD FOR DELIVERING MEDICAL EXAMINATION, TREATMENT, AND ASSISTANCE OVER A NETWORK

U.S. Patent application serial no. 13/952,913 filed July 29, 2013, entitled SYSTEM AND METHOD FOR DELIVERING MEDICAL EXAMINATION, TREATMENT, AND ASSISTANCE OVER A NETWORK

Exhibit A

ASSIGNMENT

ASSIGNOR:   Paul I. Bulat

ASSIGNEE:    American Doctors Online, Inc.

200 Mill Road, Suite 250A

Fairhaven, MA 02719

STATE OF INCORPORATION OF ASSIGNEE: Delaware

TITLE: HEALTH CARE TRIAGE VIDEOCONFERENCING SYSTEM

ATTORNEY DOCKET: 2551/106

APPLICATION NO.: See Schedule 1 hereto

INITIAL FILING DATE: August 27, 2009

Assignor is an inventor of a certain new and useful invention (the "Invention") described in United States patent applications (the "Applications") bearing the above attorney docket number and having the above title. The earliest filed Application has a Patent and Trademark Office filing date as indicated above.

For valuable consideration, receipt of which is acknowledged, Assignor hereby assigns to Assignee (which term shall include Assignee's successors and assigns), all of Assignor's right, title and interest in the Invention, including the right to sue for past infringement, all improvements therein, the Application and all priority rights arising therefrom, and any patents, and any reissues and extensions thereof, which issue in any country upon any patent applications which correspond with any of the following: the Application; any application that claims priority from the Application (including as a divisional, continuation-in-whole or continuation-in-part, or as an application claiming priority from a provisional application); or any application based in whole or in part on any of the foregoing.

Each Assignor further agrees that such Assignor and Assignor's heirs and legal representatives will, without further consideration, cooperate with Assignee in the prosecution of all of the above applications, execute, verify, acknowledge and deliver all such further papers, including applications for patents and for reissues and extensions therefor, and instruments of assignment and transfer thereof, and will communicate any facts known to Assignor relating to the Invention, to obtain or maintain or enforce patents for the Invention and improvements therein in any and all countries and to vest title thereto in Assignee. Each Assignor further agrees that such Assignor will, without further compensation to Assignor during the term of such Assignor's employment by Assignee and thereafter for reasonable compensation as determined by Assignee, perform such other acts as may be reasonably required when requested by Assignee, including attending depositions, preparing and executing declarations and affidavits and testifying as a witness, to obtain or maintain or enforce patents for the Invention and improvements therein in any and all countries and to vest title thereto in Assignee.

IN WITNESS WHEREOF, each Assignor hereby executes this instrument on the date set forth below.

SCHEDULE 1
PATENT APPLICATIONS BEING ASSIGNED

U.S. Patent application serial no. 12/870,341 filed August 27, 2010 entitled HEALTH CARE TRIAGE VIDEOCONFERENCING SYSTEM

U.S. Patent application serial no. 61/237,444 filed August 27, 2009 entitled HEALTH CARE TRIAGE VIDEOCONFERENCING SYSTEM